Exhibit 99(c)

OFFER TO PURCHASE

All of the Outstanding Common Shares

of

ALCAN INC.

for

U.S.$58.60 Net Per Share in Cash

plus

0.4108 of a Share of Common Stock

of

ALCOA INC.

by

ALCOA HOLDCO CANADA ULC,

a wholly owned subsidiary of Alcoa Inc.,

and

THE OFFER WILL BE OPEN FOR ACCEPTANCE UNTIL 5:00 P.M., EASTERN DAYLIGHT SAVING TIME, ON JULY 10, 2007, UNLESS

EXTENDED OR WITHDRAWN BY THE OFFERORS.

May 7, 2007

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

Alcoa Inc., a Pennsylvania corporation (“Alcoa”), and Alcoa Holdco Canada ULC, an unlimited liability company organized under the laws of the Province of Nova Scotia, Canada, and a wholly owned subsidiary of Alcoa (“Alcoa Holdco Canada” and, together with Alcoa, the “Offerors”), are offering to purchase (the “Offer”), upon the terms and subject to the conditions set forth in the Offer to Purchase, which includes the Offer (as defined below) and the Circular, dated as of May 7, 2007 (the “Offer to Purchase”) and in the related letter of transmittal (the “Letter of Transmittal”), each issued and outstanding common share of Alcan Inc., a corporation organized under the laws of Canada (“Alcan”), together with the associated rights (the “Alcan Rights” and, together with the common shares of Alcan, the “Alcan Common Shares”) issued and outstanding under Alcan’s Shareholder Rights Agreement, for U.S.$58.60 (equivalent to Cdn$64.86 based on the May 4, 2007 Bank of Canada Noon Rate) net per share in cash (less any applicable withholding taxes and without interest), plus 0.4108 of a share of Alcoa Common Stock, par value $1.00 per share (“Alcoa Common Shares”) (collectively, the “Offer Consideration”).

Capitalized terms used but not defined in this letter which are defined in the Offer to Purchase have the meanings given to them in the Offer to Purchase.

Unless waived by the Offerors, holders of Alcan Common Shares are required to deposit one Alcan Right for each Alcan Common Share in order to effect a valid deposit of such Alcan Common Share or, if available, a Book-Entry Confirmation must be received by the Depositary with respect thereto. If the Separation Time under the Shareholder Rights Agreement does not occur before the expiration time, a deposit of Alcan Common Shares will also constitute a deposit of the associated Alcan Rights. If Rights Certificates are distributed by Alcan to the Alcan shareholders prior to the time that the holder’s Alcan Common Shares are deposited pursuant to the Offer, in order for the Alcan Common Shares to be validly deposited, Rights Certificate(s) representing Alcan Rights equal in number to the number of Alcan Common Shares deposited must be delivered to the Depositary. If the Separation Time occurs before the expiration time and Rights Certificates are not distributed by the time that an Alcan shareholder deposits its Alcan Common Shares pursuant to the Offer, the Alcan shareholder may deposit its Alcan Rights before receiving Rights Certificate(s) by using the guaranteed delivery procedure set forth in the section of the Offer entitled “Offer — Manner of Acceptance — Procedures for Guaranteed Delivery.” In any case, a deposit of Alcan Common Shares constitutes an agreement by the Alcan shareholder to deliver Rights Certificate(s) representing Alcan Rights equal in number to the number of Alcan Common Shares deposited pursuant to the Offer to the Depositary before 5:00 p.m. (local time at the place of deposit) on the third trading day on the TSX after the date, if any, that Rights Certificate(s) are distributed. The Offerors reserve the right to require, if Rights Certificates are required to be issued, that the Depositary, prior to taking up the Alcan Common Shares for payment pursuant to the Offer, receives Rights Certificate(s) from an Alcan shareholder representing Alcan Rights equal in number to the Alcan Common Shares deposited by such shareholder.

The Offer is subject to certain conditions, including, without limitation, there having been properly deposited under the Offer and not withdrawn that number of Alcan Common Shares that constitutes, when added to the Alcan Common Shares then owned by Alcoa or any subsidiaries, at least 66 2/3% of the Alcan Common Shares outstanding (calculated on a fully diluted basis) at the time Alcan Common Shares are taken up under the Offer. The conditions of the Offer are set forth in the section of the Offer to Purchase entitled “Offer — Conditions of the Offer.” Subject to applicable law, the Offerors reserve the right to withdraw the Offer and to not take up and pay for any Alcan Common Shares deposited pursuant to the Offer unless each of the conditions of the Offer is satisfied or waived by the Offerors at or immediately prior to the expiration time. The Offer is not conditioned upon the Offerors’ entering into any financing arrangements and is not subject to any financing condition.

For your information and for forwarding to your clients for whom you hold Alcan Common Shares registered in your name or in the name of your nominee or who hold Alcan Common Shares registered in their own names, enclosed please find the following documents:

1.	The Offer to Purchase;

2.

The Letter of Transmittal to deposit Alcan Common Shares for your use and for the information of your clients who hold Alcan Common Shares (manually signed facsimile copies of the Letter of Transmittal may be used to deposit Alcan Common Shares);

3.

A Notice of Guaranteed Delivery which must be used to accept the Offer if (i) your certificates for the Alcan Common Shares and/or Alcan Rights, if applicable, to be deposited are not immediately available, (ii) you are not able to deliver the certificates for the Alcan Common Shares and/or Alcan Rights, if applicable, and all other required documents to the Depositary before the expiration time of the Offer, (iii) the procedures for delivery by book-entry transfer, as set forth in the Offer, cannot be complied with on a timely basis, or (iv) if the Separation Time has occurred before the expiration time but Rights Certificates have not been distributed to Alcan shareholders before the expiration time.

4.

A Letter to Clients, which may be sent to your clients for whose account you hold Alcan Common Shares and/or Alcan Rights, if applicable, registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer;

5.	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

6.	A return envelope addressed to Computershare Investor Services Inc., as Depositary.

Your prompt action is requested. We urge you to contact your clients as promptly as possible. Please note that the Offer expires at 5:00 p.m., Eastern Daylight Saving Time, on July 10, 2007, unless the Offer is extended or withdrawn by the Offerors.

Upon the terms and subject to the satisfaction or waiver of the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), all Alcan Common Shares that have been properly deposited and not withdrawn will be required to be taken up promptly following the expiration time. All Alcan Common Shares taken up under the Offer will be paid for promptly and, in any event, within three business days after having been taken up. Under Canadian law, such take up and payment must occur no later than 10 days after the expiration time. Any Alcan Common Shares deposited during the Subsequent Offering Period (as defined below) will be taken up immediately and paid for promptly. For purposes of the Offer, the Offerors will be deemed to have accepted for purchase (and thereby purchased) Alcan Common Shares validly deposited under the Offer and not properly withdrawn if, as and when the Offerors give written notice or other communication to the Depositary to that effect and as required by applicable law. Payment for Alcan Common Shares accepted for purchase pursuant to the Offer will be made only after timely receipt by the Depositary of (1) the certificate or certificates representing the Alcan Common Shares and/or Alcan Rights, if applicable; (2) a Letter of Transmittal in the form accompanying the Offer (or a facsimile copy thereof), properly completed and manually signed as required by the instructions and rules contained in the Letter of Transmittal; and (3) any other relevant documents required by the instructions and rules set forth in the Letter of Transmittal. Payment will also be made for Alcan Common Shares tendered and accepted for payment pursuant to the Offer if the Offer is accepted by following the procedures for book-entry transfer established by the Canadian Depositary for Securities Limited (“CDS”), provided that a book-entry confirmation through CDSX is received by the Depositary at its offices specified in the Letter of Transmittal prior to the expiration time of the Offer, or by following the procedures for book-entry transfer established by The Depository Trust Company, provided that a book-entry confirmation, together with an Agent’s Message in respect thereof, or a properly completed and duly executed Letter of Transmittal and any other required documents, are received by the Depositary at its offices specified in the Letter of Transmittal prior to the expiration time of the Offer.

Under no circumstances will interest accrue or be paid to persons depositing Alcan Common Shares by any of the Offerors or the Depositary, regardless of any delay in making payment for those shares.

The Offerors will not pay any commissions or fees to any broker, dealer or other person (other than the Depositary, the Information Agent, the Dealer Managers and Soliciting Dealers if Alcoa decides to form a Soliciting Dealer Group, as described in the Offer to Purchase) in connection with the solicitation of deposits of Alcan Common Shares pursuant to the Offer. The Offerors will, however, upon request, reimburse you for customary clerical and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients.

The Offerors will pay any stock transfer taxes with respect to the transfer and sale of Alcan Common Shares to them or to their order pursuant to the Offer, except as otherwise provided in Instruction 5 of the enclosed Letter of Transmittal.

Questions and requests for assistance may be directed to the Information Agent, the Dealer Managers or the Soliciting Dealers (if Alcoa decides to form a Soliciting Dealer Group) at their respective addresses and telephone numbers set forth on the back cover of the Offer to Purchase. Additional copies of the Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other materials related to the Offer may be obtained from the Information Agent or from brokers, dealers, commercial banks or trust companies.

Very truly yours,

ALCOA INC. AND

ALCOA HOLDCO CANADA ULC

Enclosures

WHILE THE OFFER IS BEING MADE TO ALL HOLDERS OF ALCAN COMMON SHARES, THIS DOCUMENT DOES NOT CONSTITUTE AN OFFER OR A SOLICITATION IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. THE OFFER IS NOT BEING MADE TO, NOR WILL DEPOSITS BE ACCEPTED IN, ANY JURISDICTION IN WHICH THE MAKING OR ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION. HOWEVER, THE OFFERORS MAY, IN THEIR SOLE DISCRETION, TAKE SUCH ACTION AS THEY MAY DEEM NECESSARY TO MAKE THE OFFER IN ANY SUCH JURISDICTION. ANY HOLDER OF ALCAN COMMON SHARES IN A JURISDICTION IN WHICH SUCH AN OFFER OR SOLICITATION IS UNLAWFUL MAY COLLECT COPIES OF THIS OFFER TO PURCHASE AND RELATED DOCUMENTS AT THE OFFICES OF THE DEPOSITARY SET FORTH ON THE BACK COVER OF THE OFFER TO PURCHASE.

THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL AND NOTICE OF GUARANTEED DELIVERY CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD CAREFULLY READ ALL OF THEM IN THEIR ENTIRETY BEFORE MAKING A DECISION WITH RESPECT TO THE OFFER.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF THE OFFERORS, THE DEPOSITARY, THE INFORMATION AGENT, THE DEALER MANAGERS, THE SOLICITING DEALERS (IF APPLICABLE) OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENT OR USE ANY DOCUMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

NONE OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION, ANY CANADIAN SECURITIES REGULATORY AUTHORITY OR ANY OTHER REGULATORY AUTHORITY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE OFFER TO PURCHASE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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